Exhibit 10.33

AMENDMENT NO. 4
TO THE
CON-WAY INC. SUPPLEMENTAL RETIREMENT SAVINGS PLAN
AMENDED AND RESTATED DECEMBER 2008

Con-way Inc. Supplemental Retirement Savings Plan, Amended and Restated December 2008, as thereafter amended (the “Plan”), is hereby amended as follows, pursuant to Section 9.1 of the Plan. This Amendment shall be effective as of January 1, 2013.

1.	The Preamble is amended to replace the first recital thereunder in its entirety with the following:

“WHEREAS, the purpose of this Plan is to provide Participants with benefits approximately equal to the increased benefits they would receive under the Con-way Retirement Savings Plan, the Con-way Personal Savings Plan, and the Con-way 401(k) Plan, if such plans did not limit the amount of compensation that may be taken into account; and”

2.	Article I DEFINITIONS is amended to insert the following new definition of “401(k) Plan,” in alphabetical order:

““401(k) Plan” means the Con-way 401(k) Plan.”

3.	Article I DEFINITIONS is further amended to replace the definition of “Qualified Savings Plan,” in its entirety with the following:

““Qualified Savings Plan,” with respect to any Participant, means the Retirement Savings Plan, if the Participant is a participant in that plan, or the Personal Savings Plan, if the Participant is a participant in that plan, the 401(k) Plan, if the Participant is a participant in that plan, or a combination of the Retirement Savings Plan, the Personal Savings Plan and/or the 401(k) Plan, if the Participant is a participant in more than one of those plans. With respect to any period during which the Participant is only eligible to make elective contributions to the Retirement Savings Plan, the term “Qualified Savings Plan” means the Retirement Savings Plan. With respect to any period during which the Participant is only eligible to make elective contributions to the Personal Savings Plan, the term “Qualified Savings Plan” means the Personal Savings Plan. With respect to any period during which the Participant is only eligible to make elective contributions to the 401(k) Plan, the term “Qualified Savings Plan” means the 401(k) Plan. If the Participant is a participant in more than one of the Retirement Savings Plan, the Personal Savings Plan and/or the 401(k) Plan, with respect to any period during which the Participant is eligible to make elective contributions to one or more of the Retirement Savings Plan, the Personal Savings Plan and/or the 401(k) Plan, or in the case where the reference to “Qualified Savings Plan” does not relate to any particular period, the term “Qualified Savings Plan” means the Con-way Retirement Savings Plan.”

4.	Section 3.2 Deferrals is amended to replace subsection (b) thereunder in its entirety with the following:

“(b)    for each calendar quarter in the Plan Year, an amount equal to the Participant's Excess Compensation in that calendar quarter multiplied by the Basic Contribution percentage actually made to the Qualified Savings Plan with respect to the Participant (i.e., 0%, 3%, 4% or 5% under the Retirement Savings Plan, and/or 2% under the Personal Savings Plan) for that calendar quarter, taking into account only Excess Compensation with respect to calendar quarters ending on or after the date that the Participant has a “Period of Service” (as such term is defined in the Retirement Savings Plan) of at least six (6) months; and”

IN WITNESS WHEREOF, pursuant to proper authority on behalf of Con-way Inc., this Amendment No. 4 has been executed on this 31st day of January, 2013.

CON-WAY INC.

By:     /s/ Leslie P. Lundberg
Leslie P. Lundberg
Senior Vice President, Human Resources